NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105

STEMCELLS, INC. CLOSES $12.5 MILLION EQUITY FINANCING

PALO ALTO, Calif., November 3, 2009 – StemCells, Inc. (NASDAQ: STEM) announced today that it has closed the sale of 10 million shares of common stock and warrants to purchase four million shares of common stock, for gross proceeds of $12.5 million. The common stock and warrants were sold in units at a price of $1.25 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.40 share of common stock at an exercise price of $1.50 per share. The units were sold in a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). The Company received total proceeds, net of offering expenses and placement agency fees, of $11.9 million. The proceeds will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes. At September 30, 2009, the Company had cash, cash equivalents, and marketable debt securities of $33.2 million, and together with the net proceeds of this offering, would have a pro forma cash balance of $45.1 million.

“We are keenly aware of the immediate dilutive effect of this financing,” said Martin McGlynn, president and CEO of StemCells, Inc. “However, particularly during periods of great uncertainty in the capital markets, we firmly believe that our shareholders’ interests are best served in the long run by maintaining a strong balance sheet, executing our clinical trial agenda, and aggressively pursuing nearer term commercial opportunities by promoting the use of our cell-based technologies to enable research and development in academia and the pharmaceutical industry.”

About StemCells, Inc.

StemCells, Inc. is focused on the development and commercialization of cell-based technologies. In its cellular medicine programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture media products under the brand SC Proven®, and is developing its cell-based technologies for use in drug screening and drug development. Further information about StemCells is available at www.stemcellsinc.com.

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Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”, “we”, “us”, or “our”); the Company’s expected use of net proceeds; the development and commercialization of its cell-based technologies; clinical development of its HuCNS-SC cells; and the prospects for the Company to pursue non-therapeutic applications of its cell-based technologies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties, including the risk that one or more of our clinical trials or studies could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties in our ability to obtain the capital resources needed to continue our current research and development operations; the uncertainty regarding the outcome of our clinical trials or studies we may conduct in the future; the uncertainty regarding the validity and enforceability of our issued patents; the risk that we may not be able to manufacture additional master and working cell banks when needed; the uncertainty whether any products that may be generated in our cell-based therapeutics programs will prove clinically safe and effective; the uncertainty whether we will achieve significant revenue from product sales or become profitable; obsolescence of our technologies; competition from third parties; intellectual property rights of third parties; litigation risks; and other risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

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